UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2003

CREE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4600 Silicon Drive, Durham, North Carolina 27703

(Address of principal executive offices)

(919) 313-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9:    Regulation FD Disclosure

On July 9, 2003, Cree filed an opposition to the motion for preliminary injunction filed by Eric Hunter and his wife, Jocelyn Hunter, asking the court to enjoin alleged conduct constituting harassment. Cree asked the court to deny the motion for preliminary injunction and set a hearing on the request. Cree provided an affidavit of its Chief Executive Officer, Chuck Swoboda, stating that Cree has never instructed or authorized anyone to follow Eric or Jocelyn Hunter. Also on July 9, 2003, Neal Hunter filed an additional affidavit in support of his opposition to the motion for preliminary injunction. The affidavits filed by Neal Hunter or Cree to date include affidavits from C.D. Thompson, a Wildlife Commissions officer; Annabel Harrill, Eric Hunter’s mother; John Mitchell, extended family member; Jeff Hunter, Eric Hunter’s brother; Neal Hunter; Janet Hunter, Neal Hunter’s spouse; Monica Hunter, Neal Hunter’s former spouse; Darlene Tallent, business acquaintance of Eric Hunter; John Edmond, one of the co-founders of Cree; and Chuck Swoboda, CEO of Cree. Cree believes that these affidavits completely refute the allegations of harassment made by Eric Hunter and Jocelyn Hunter in their motion papers and raise serious questions about their credibility.

Cree also confirmed that the SEC recently has requested that it provide information in response to an informal inquiry. Although Eric Hunter has not been actively involved in management since 1995, he is one of the Company’s founders and the Company is not surprised that the SEC would want to evaluate his allegations. The Company’s management looks forward to providing the information requested.

Statements in this Form 8-K that are not solely historical in nature may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated, including the risks and uncertainties regarding the outcome of litigation generally, and employment, securities and defamation litigation in particular; the substantial expense of such litigation regardless of its outcome; the substantial management time and attention required by such litigation; uncertainties involved in SEC review and the broad discretion of regulatory authorities; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports.

The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

	By:	/s/ CYNTHIA B. MERRELL
Dated: July 10, 2003		Cynthia B. Merrell Chief Financial Officer